Exhibit (d)(ii)

APPENDIX A

Fund	Fee Rate	Effective Date
TrimTabs U.S. Free-Cash-Flow ETF	0.69%
TrimTabs Intl Free-Cash-Flow ETF	0.69%	June 2, 2015
TrimTabs Float Shrink ETF	0.59%	September 27, 2016